Exhibit 10.40

LICENSE AND NON-STOCKING DISTRIBUTION AGREEMENT

This License and Distribution Agreement (this “Agreement”) is entered into as of February 28, 2025 (the “Effective Date”) (by and between ReSHAPE LifeSciences, Inc., a Delaware corporation with its principal place of business at 7625 Golden Triangle Drive, Suite G, Eden Prairie, MN 55344 (“RESHAPE”) and Liaison Medical Ltd. with its principal place of business at 100 rue Jean Coutu Suite 102, Varennes, Quebec J3X0E1(“Liaison Medical”).

BACKGROUND

Whereas, RESHAPE distributes certain medical devices and products;

Whereas, RESHAPE desires to grant to Liaison Medical, and Liaison Medical desires to receive from RESHAPE, an exclusive license to distribute Agreement Products (as defined below) in the Territory (as defined below) under the terms and conditions set forth herein.

Now, Therefore, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.            Definitions. Capitalized terms used in this Agreement and not otherwise defined when used shall have the meanings specified in this Section 1:

1.1            “Agreement Products” means each of the products set forth in Exhibit A. Exhibit A may be updated from time to time on mutual written agreement of the parties.

1.2            “Affiliate” means, with respect to a party, any person or entity that is directly or indirectly controlled by, under common control with, or that controls such party. For the avoidance of doubt, any such person or entity shall cease to be an “Affiliate” of such party under this Agreement when such person or entity (as the case may be) is no longer directly or indirectly controlled by, under common control with, or controlling such party. For purposes of this definition, “controls,” “control”. and “controlling” mean the direct or indirect ownership or control (whether through contract or otherwise) of shares entitled to more than fifty percent (50%) of the vole for the election of directors in the case of corporate entities and in the case of non-corporate entities, more than fifty percent (50%) of the equity interest with the power to direct management policies, or the direct or indirect power to direct or cause the direction of the management or policies of the party.

1.3            “RESHAPE Marks” means the trademarks and trade names of RESHAPE and its Affiliates utilized in connection with the marketing and distribution of Agreement Products listed in Exhibit A (as such list may be updated from time to time by RESHAPE upon written notice to Liaison Medical).

1.4            “Applicable Law” means any applicable domestic or foreign federal, state, provincial or local statute, law (including common law), ordinance, regulation, rule, code or governmental order, or any other requirement or rule of law.

1.5            “Commercialization Year” means time period within a calendar (fiscal) year. “Commercialization Year 1” refers to the remaining months prior to the end of the calendar year (ending December 31st 2024). “Commercialization Year 2” refers to the twelve (12) month period immediately following Commercialization Year I, and so on.

1.6            the first (4) each twelve (12) month period following the Launch Date (e.g. “Commercialization Year 1” refers to the twelve (12) month period immediately following the Launch Dale, “Commercialization Year 2” refers to the twelve (12) month period immediately following Commercialization Year 1, and so on).

1.7            “Governmental Approvals” means all governmental authorizations, registrations, and approvals as may be necessary with respect to the distribution of Agreement Products in the Territory.

1.8            “Launch Date” means February 28th 2025.

1.9            “Specifications” means the specifications and requirements for each Agreement Product, as published by RESHAPE.

1.10          “Territory” means “(Canada)”.

2.            License. Subject to the terms and conditions of this Agreement, RESHAPE hereby grants to Liaison Medical an exclusive (subject to Section 5.2 and Section 9.3), non-transferable (except for permitted assignments under Section 14.4), license to market, promote, import, export and distribute Agreement Products in the Territory to registered medical doctors.

3.            Manufacturing. All Agreement Products will be manufactured by RESHAPE or its contract manufacturers.

4.            Governmental Approvals.

4.1            Liaison Medical shall at all times fully comply with all legal and/or other regulatory requirements, authorizations, and/or approvals from the appropriate health ministries and government agencies, in relation to the importation, storage, sale and distribution of Products in the Territory.

4.2            Liaison Medical shall be responsible for obtaining and maintaining all legal and/or other regulatory requirements, authorizations and/or approvals from the appropriate health ministries and government agencies for the importation, storage, sale and distribution of Products in the countries or “(Canada)” during the term of this Agreement. Liaison Medical recognizes that all filings required by all legal and/or other regulatory requirements, authorizations and/or approvals from the appropriate health ministries and government agencies for the importation, storage, sale and distribution of Products are intrinsically related to the Products and its marketability. Liaison Medical declares to fully recognize that RESHAPE is the beneficial owner of any such registrations and, upon termination of this Agreement, will diligently perform all that is necessary to assure adequate transfer of such registries to RESHAPE or whomever RESHAPE appoints. For this Liaison Medical hereby grants to RESHAPE, an irrevocable Power of Attorney, in accordance with “(Canada)”’s Civil Code, to perform on its name and behalf all necessary acts for the obtention of such specific result.

4.3            Liaison Medical shall advise RESHAPE promptly of any changes in said authorizations and/or approvals.

4.4            Compliance with Laws. RESHAPE and Liaison Medical each shall comply with all pertinent provisions of Health Canada Medial Device Regulations (as amended from time to time) and with all rules and regulations promulgated by Health Canada applicable to the manufacturing, marketing and sale of the Products. Liaison Medical will further comply with all applicable laws and regulations in the Territory in which it has the right to market and sell the Products. RESHAPE and Liaison Medical will cooperate where appropriate to assure compliance of both parties with such laws and regulations.

4.5            Compliance Certificate. Annually on the anniversary of the Agreement, Liaison Medical’s chief executive officer shall certify to RESHAPE in writing Liaison Medical’s compliance with the requirements of Section 4.4.RESHAPE will assist Liaison Medical in this regard by providing technical or other data required for Products approval. RESHAPE will provide foreign language labeling as required for sale of Products within the Territory.

4.6            Liaison Medical shall fully comply al all limes with the terms of the Quality System Requirements specified in the Attachments hereto (including the Liaison Medical Quality Systems Agreement,” “Agreed Timeline for Complaints Reporting,” “RESHAPE Standard Operating Procedure SOI” and “Medical Device Vigilance System Procedure” in the interests of compliance with complaint reporting procedures and regulatory requirements.

4.7            It is hereby acknowledged by Liaison Medical that RESHAPE may amend, vary and/or add to the Quality System Requirements as it, in its sole discretion, may decide from time to time, and that said Requirements as amended, varied and/or added to shall thereupon be incorporated into and form part of this Agreement, upon written notice thereof to the Liaison Medical.

4.8            Training. Liaison Medical shall from time to time, provide to each hospital, doctor and approved sub-distributor such information and in-service training concerning the technical specifications of the Products, as may be provided to Liaison Medical by RESHAPE. Liaison Medical shall provide notice of such in-service training to RESHAPE, promptly after each session.

4.9            Maintenance of Records. Liaison Medical shall keep proper books of account and a true record of all Products purchased by Liaison Medical, including (as applicable) names, quantities, locations, and model numbers, and lot numbers of the Products. Liaison Medical shall make all records relating to the Products available for inspection by RESHAPE upon twenty-four (24) hours’ notice. Such inspection shall take place during normal business hours. As and when requested to do so by RESHAPE Liaison Medical shall assist RESHAPE in collecting clinical data from designated clinical centers within the Territory. Liaison Medical shall assist in any recall of Products sold in any Territory, to the extent requested to do so by RESHAPE. RESHAPE realizes that some hospitals may not release certain information to Liaison Medical due to patient confidentiality issues, and that all Liaison Medical shall be required to do is to use its best efforts to comply with the request.

5.            Marketing and Distribution Efforts.

5.1            Liaison Medical shall use its best efforts to actively promote and sell such products throughout the Territory. In this regard, Liaison Medical shall provide sufficient qualified personnel and Liaison Medical shall, at all times, ensure that one of its suitably qualified and experienced personnel is assigned to Product responsibility in those areas of interest to RESHAPE.

5.2            Liaison Medical shall have all personnel who sell the RESHAPE Agreement Products trained in a qualified, RESHAPE sales training workshop and physician training workshop prior to selling the RESHAPE Agreement Products.

5.3            Liaison Medical shall not distribute or promote products of its own make or manufactured by a third party, which are similar to, or competitive with, the Products.

5.4            Liaison Medical shall not divulge to third parties any knowledge gained from Liaison Medical’s business relations with RESHAPE (including, but not limited to, trade secrets, confidential information, or financial information) throughout the duration of this Agreement and for live (5) years subsequent to its termination.

5.5            Liaison Medical shall not do anything or permit any act that might prejudice, dilute, or otherwise adversely affect RESHAPE’s name or trademarks in any manner during the term of or alter expiration or termination of this Agreement.

5.6            Liaison Medical shall comply with the RESHAPE Standard of Care Agreement.

5.7            Liaison Medical shall conduct advertising at Liaison Medical’s own expense and in the customary and requisite manner specific to the industry and shall inform RESHAPE of all advertising campaigns. Liaison Medical agrees that specific marketing or promotional material not provided by RESHAPE shall include RESHAPE name and trademarks and must be approved by RESHAPE.

5.8            Liaison Medical shall take part in the exhibitions and congresses in the Territory at Liaison Medical’s expense, insofar as RESHAPE judges the Liaison Medical’s participation conducive to promotion of sales of Products in the Territory. Liaison Medical shall notify RESHAPE at the beginning of each year of all exhibitions and congresses planned for the year. RESHAPE and Liaison Medical shall jointly participate at exhibitions and congresses of international character.

5.9            Liaison Medical shall advise RESHAPE in advance of all medical device regulations that apply to Products covered by this Agreement. Liaison Medical agrees to make all filings with the appropriate health ministries in RESHAPE’S name to satisfy the legal requirements for distribution of products in the Territory. RESHAPE agrees to assist Liaison Medical by providing technical or other data required for Product approval.

5.10          Liaison Medical shall quarterly and fully report to RESHAPE on activities and development of the market in the Liaison Medical’s Territory. Liaison Medical agrees to complete quarterly market summaries (including retail pricing disclosure) as provided by RESHAPE.

5.11          Liaison Medical shall provide on-going instruction and education to its customers regarding the use of Products, including sponsoring meeting coverage, Internet support, workshops and courses as deemed necessary by RESHAPE.

5.12          Liaison Medical shall purchase and maintain an adequate amount of marketing literature and demonstration samples of Products for promotional and exhibition purposes.

5.13          Liaison Medical shall not supply Products to anyone outside the contractual Territory or to any other Liaison Medical or reseller without the express written consent of RESHAPE.

5.14          Liaison Medical shall not knowingly sell the Agreed Products to any entity where the Agreed Products will be used by a physician who has not been trained in a RESHAPE approved professional education workshop.

5.15          Liaison Medical shall procure and maintain in full force and effect valid and collectible insurance policies in connection with its activities as contemplated by this Agreement. Liaison Medical agrees that such policies shall provide coverage in an amount not less than U.S. $5 million per occurrence and shall name RESHAPE as uninsured or additional insured. The existence of such coverage shall in no way limit Liaison Medical’s liability or obligations under this Agreement.

5.16          Liaison Medical shall use commercially reasonable efforts to achieve the Sales Revenue Objectives set forth on Exhibit B (“Sales Revenue Objectives”). In the event Liaison Medical foils to achieve the Sales Revenue Objectives, RESHAPE shall have the right, upon written notice that must be received by Liaison Medical within ninety (90) days following the end of the applicable time period set forth on Exhibit B, to either (i) terminate this Agreement effective or (ii) convert the licenses under Section 2 to non-exclusive, in each case effective upon receipt by Liaison Medical of the written notice provided for in the previous sentence.

6.            Loyalty. Liaison Medical hereby agrees that while Liaison Medical’s distribution rights are exclusive hereunder, Liaison Medical shall not, without RESHAPE’s prior written consent on a case-by-case basis, advise or assist any third party with the development, manufacture, promotion, marketing, distribution and/or sale of products that are directly or indirectly competitive with any of the Agreement Products.

7.            Trademarks.

7.1            Registration and Ownership. RESHAPE shall, at its cost and expense, maintain the registration of the RESHAPE Marks in the Territory. Liaison Medical acknowledges that, as between the parties, the RESHAPE Marks are owned exclusively by RESHAPE. Liaison Medical shall not take any action inconsistent with such ownership and shall cooperate, at RESHAPE’s request and expense, in any action (including the conduct of legal proceedings), which RESHAPE deems necessary or desirable to establish or preserve RESHAPE’s rights in and to the RESHAPE Marks. Liaison Medical will not adopt, use, or attempt to register any trademarks or trade names that are confusingly similar to the RESHAPE Marks or in such a way as to create combination marks with the RESHAPE Marks.

7.2            Branding. RESHAPE grants to Liaison Medical an exclusive (subject to Section 5.2 and Section 9.3). non-transferable (except for permitted assignments under Section 14.4), license to use and reproduce the RESHAPE Marks solely in connection with Liaison Medical’s marketing, promoting, importing, exporting and distributing Agreement Products in the Territory under this Agreement. Liaison Medical will provide RESHAPE with samples of all materials related to the Agreement Products that contain the RESHAPE Marks prior to their public use, distribution or display, and will obtain RESHAPE’s approval before such use, distribution or display (such approval not to be unreasonably withheld, conditioned or delayed). All goodwill arising as a result of the use of the RESHAPE Marks shall inure to the benefit of RESHAPE.

8.            Manufacture and Supply.

8.1            Purchase Orders. Subject to the terms and conditions of this Agreement, RESHAPE shall, during the Term, manufacture and supply Agreement Products to Liaison Medical accounts pursuant to individual and/or blanket purchase orders (each a “Purchase Order”) issued by those accounts, against which releases will be made by RESHAPE. Each Purchase Order will specify the Agreement Product(s) to be supplied and the quantities, due dates, the location to which the Agreement Product(s) are to be shipped, the location to which invoices are to be sent for payment and any special instructions relative to such supply. To the extent that any terms on Liaison Medical’s accounts Purchase Order or on RESHAPE’s invoices or acknowledgement documents are inconsistent with or contrary to the terms set forth in this Agreement, the terms or this Agreement shall prevail.

8.2            Labeling. RESHAPE shall produce and pack the Agreement Products. Direction for Use (FU) are written in English and provided electronically on RESHAPE’s website. Upon request DFU written in French are available.

8.3            All packaging will be subject to review and rejection by RESHAPE. Liaison Medical will be responsible for the accuracy and completeness of all labels for Agreement Products and for the compliance of all such labels with Applicable Law. The label shall be agreed to within 60 days of Initial Sales to ensure the lead time provided in Section 7.5

8.4            Inspection of Products. Liaison Medical shall inspect the Products promptly upon their arrival at the shipping destination designated on the applicable purchase order to ensure that serial numbers match. All defects or irregularities that are reasonably capable of being discovered upon inspection at the shipping destination must be reported in writing to RESHAPE within twenty-one (21) days after the date of receipt of the Products. All other defects or irregularities must be reported in writing to RESHAPE within twenty-one (21) days after discovery. In order to make a claim arising out of any defect or irregularity in any Product, Liaison Medical must have given notice to RESHAPE in accordance with the foregoing schedule.

8.5            Risk of Loss. All risk of loss or damage to the Product shipped will pass from RESHAPE to Liaison Medical at the shipping point.

8.6            Returns. Liaison Medical may not return inventory to RESHAPE or transfer inventory to any other Distributor without RESHAPE’s express written consent. RESHAPE shall issue and maintain a returned goods policy for Liaison Medical’s use. Liaison Medical will bear all risks of loss or damage to returned Products occurring before receipt of the Products by RESHAPE.

9.            Prices and Payment Terms.

9.1            Pricing. Pricing for Agreement Products shall be as set forth in Exhibit A.

(a)            RESHAPE may, at its sole discretion, make price revisions of the Products from time to time given sixty days advance notice to Liaison Medical.

(b)            RESHAPE will make available to Liaison Medical account pricing and sales terms. Liaison Medical may recommend suggested pricing as necessary to maintain and grow sales. RESHAPE will provide Liaison Medical pricing guidelines which will indicate when Liaison Medical is required to obtain approval from RESHAPE prior to extending pricing to a customer.

(c)            RESHAPE will sell to Liaison Medical product which is intended for marketing, promotion, demonstration and training-related activities only. The Liaison Medical is not allowed to sell RESHAPE product directly to customers or any third-party without written permission from RESHAPE.

9.2            Commission. Commission payment to Liaison Medical for Agreement Products shall be as set forth in Exhibit C or such other compensation as mutually agreed upon by the parties in writing.

9.3            Payment Terms. RESHAPE shall pay Liaison Medical for Agreement Products within thirty (30) days of account invoice receipt and confirmation of sales from Reshape. If Liaison Medical disputes any portion of a payment received from RESHAPE, then Liaison Medical shall so notify RESHAPE in writing of the disputed amounts and the parties shall attempt to reconcile the disputed amounts as soon as practicable. Payments should be sent to the address as specified in writing by Liaison Medical. Payment shall be exclusive of taxes, duties, tariffs, and other governmental charges arising from billing of Agreement Products through RESHAPE. In addition, upon termination of contract RESHAPE shall pay Liaison Medical for Agreement Products within One-Hundred and Twenty (120) days of account invoice receipt.

10.          Agreement Product Warranties.

10.1          RESHAPE represents and warrants the following:

(a)            The Agreement Products supplied under this Agreement shall be manufactured in accordance with all applicable laws.

(b)            The Agreement Products shall conform with the Specifications and be of good and merchantable quality, free from defects in materials and workmanship and fit for their intended purposes; provided, however this warranty shall not apply to defects resulting from the Agreement Products being abused outside of the ordinary course.

(c)            RESHAPE has all rights necessary for the distribution and use of the Agreement Products, without interfering with or infringing upon any intellectual property rights of any third party.

(d)            At the time of shipment of each Agreement Product, such Agreement Product shall have no less than eighteen (12) months of remaining shelf-life.

(e)            RESHAPE’s (or its manufacturer’s) facilities hold all necessary licenses and permits from local, state and other authorities required for the manufacture and testing of the Agreement Products, and all such licenses and permits are in full force and effect. RESHAPE is not aware of the existence of any outstanding violations of any such licenses or permits and warrants that no proceeding is pending, or to the knowledge of RESHAPE, threatened, seeking the revocation or limitation of any such licenses or permits.

10.2          Recalls. RESHAPE shall have the right to reasonably declare any recall 01: or field corrective action to, or advisory letter of, any Agreement Product (a “Recall”). Liaison Medical shall provide RESHAPE reasonable assistance in connection with any Recall and RESHAPE shall reimburse Liaison Medical for all expenses reasonably incurred by Liaison Medical in connection therewith. If a party becomes aware of any Agreement Product defect or any action by a governmental authority requiring a Recall, then such party shall notify the other party within twenty-four (24) hours of becoming aware of such event.

10.3          Quality Records. For a period of at least two (2) years after delivery to Distributor of each Agreement Product, or such longer period as may be required under Applicable Laws, RESHAPE shall: (a) maintain traceability records for each Agreement Product, including the manufacture dale and the lot or serial number of each unit of Agreement Product; (b) maintain manufacturing records, quality system records, and complaint files and (c) provide Distributor a copy of such records without charge upon Distributor’s request.

10.4          Quality Requirements. Liaison Medical and RESHAPE shall agree to a mutually approved quality agreement defining the quality requirements, the roles, and the responsibilities of the two quality organizations to support the product(s) and service(s) associated with the Agreement Products in Exhibit A.

10.5          Product Complaints. Liaison Medical shall immediately report to RESHAPE any complaints regarding Products using the official RESHAPE product complaint forms, which shall be completely filled out in English. Liaison Medical shall pursue such Products and any documentation and return to RESHAPE for management of a detailed evaluation.

11.          Representations and Warranties.

11.1          Mutual Representations and Warranties. Each party represents and warrants that (a) it has full right, power, and authority to enter into this Agreement and to perform its obligations and duties under this Agreement, (b) the performance of such obligations and duties does not and will not conflict with or result in a breach of any other agreements of such party or any judgment, order, or decree by which such party is bound, and (c) it will comply with all Applicable Laws in connection with its performance under this Agreement.

11.2          General Disclaimer. NEITHER PARTY MAKES ANY REPRESENTATIONS, EXTENDS ANY WARRANTIES OF ANY KIND, ASSUMES ANY RESPONSIBILITY OR OBLIGATIONS WHATSOEVER, OR CONFERS ANY RIGHT BY IMPLICATION, ESTOPPEL, OR OTHERWISE, OTHER THAN THE LICENSES RIGHTS, AND WARRANTIES EXPRESSLY GRANTED HEREIN.

12.          Indemnity and Insurance.

12.1          RESHAPE Indemnity. Except to the extent covered by Liaison Medical’s indemnity obligations under Section 9.2, RESHAPE agrees to defend Liaison Medical, its Affiliates and each of their respective officers, directors, employees, contractors, agents und customers (each an “Liaison Medical Indemnified Party”) from and against any claim, suit or other proceeding brought by a third party (a “Claim”) to the extent such Claim arises out of (a) any Agreement Product; (b) RESHAPE’s breach of this Agreement, including any representations and/or warranties hereunder, (c) the negligence, recklessness or willful misconduct on the part of RESHAPE, its officers, directors, employees, agents or other representatives in connection with this Agreement; or (d) an allegation that the Agreement Products or the RESHAPE Marks infringe or misappropriate the rights, including intellectual property rights, of such third party. RESHAPE will indemnify and hold harmless each Liaison Medical Indemnified Party from any liabilities, losses, damages, judgments, awards, lines, penalties, costs and expenses (including reasonable attorneys’ fees and costs of defense) (collectively, “Losses”) incurred by or levied against such Liaison Medical Indemnified Party as a result of such Claim.

12.2          Liaison Medical Indemnity. Liaison Medical agrees to defend RESHAPE, its Affiliates and each of their respective officers, directors, employees, contractors and agents (each a “RESHAPE Indemnified Party”) from and against any Claim to the extent such Claim arises out of (a) ”(ENTER DISTRIBUTOR NAME)”’s breach of this Agreement, including any representations and/or warranties hereunder, (b) the negligence, recklessness or willful misconduct on the part of Liaison Medical, its officers, directors, employees, agents or other representatives in connection with this Agreement; or (c) an allegation that any of Liaison Medical’s intellectual property infringes or misappropriates the rights, including intellectual property rights, of such third party. Liaison Medical will indemnify and hold harmless each RESHAPE Indemnified Party from any Losses incurred by or levied against such RESHAPE Indemnified Party as a result of such Claim.

12.3          General Conditions of Indemnification. The indemnifying party’s (the “Indemnifying Party”) obligations under Sections 9.1 and 9.2 are conditioned upon the party to be indemnified (the “Indemnified Party”) (a) providing written notice to the Indemnifying Party of any covered Claim within thirty (30) days after the Indemnified Party has knowledge of such Claim (except that failure to timely provide such notice will relieve the Indemnifying Party of its obligations only to the extent the Indemnifying Party is materially prejudiced as a direct result of such delay); (b) giving the Indemnifying Party sole control over the defense thereof and any related settlement negotiations; and (c) cooperating and, at the Indemnifying Party’s request und expense, assisting in such defense. Notwithstanding the foregoing, the indemnified Party may participate at its own expense in the defense and any settlement discussions, and will have the right to approve any settlement agreement that involves an admission of fault by the Indemnified Party or imposes non-monetary obligations on the Indemnified Party; provided, however, that such approval will not be unreasonably withheld.

12.4          Insurance. Liaison Medical, at its sole cost and expense, will maintain appropriate insurance including, but not limited to, Commercial General Liability Insurance with Broad Form Contractual Liability; premises, operations coverage including products and completed operations and Personal Injury/Properly Damage Coverage, with limits of not less than $1,000,000 per occurrence, $5,000,000 annual aggregate. A Certificate of Insurance indicating such coverage will be delivered to RESHAPE upon request. The Certificate will (a) indicate that the policy will not change or terminate without at least thirty (30) days prior written notice to RESHAPE, (b) list RESHAPE as an additional insured on the commercial general liability policy mid (c) indicate that the insurer waives its subrogation rights against RESHAPE.

13.          Term and Termination.

13.1          Term. The initial term of this Agreement shall commence on the Effective Date and shall continue through the end of “Commercialization Year 3” (December 31, 2027). Thereafter, this Agreement shall renew automatically for an additional successive one (1) year terms (“Renewal Term”, together with the Initial Term, the “Term”) unless either party provides notice 90 days prior to the end of the then expiring Term. Neither party will have a preemptive right to renew against the will of the other party. No indemnification will accrue for goodwill or intangible values in case of non-renewal.

13.2          Termination. Each party may terminate this Agreement upon written notice to the other party if the other party (a) materially breaches any provision of this Agreement and fails to cure such breach within sixty (60) days after receipt of written notice describing the breach in reasonable detail, or (b) becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, or comparable proceeding or if any such proceeding is instituted against the other party and not dismissed within ninety (90) days. In addition, RESHAPE may terminate this Agreement upon written notice to Liaison Medical in the event (i) any required Governmental Approvals are denied or will not be obtained in u timely manner (as determined by RESHAPE in its reasonable discretion) or (ii) Liaison Medical breaches Section 5.3 of the Agreement and fails to cure such breach within ten (10) days.

13.3          Effect of Termination. On the effective date of expiration of this agreement, (the “Expiration/Termination Date”), all licenses granted by RESHAPE to Liaison Medical under this Agreement will be revoked and Liaison Medical will cease all further marketing, promotion and distribution of the Agreement Product(s). In addition, RESHAPE may provide Liaison Medical with a termination fee based on criteria set forth in Exhibit D.

13.4          Survival. Except as otherwise expressly set forth herein, the following provisions will survive expiration or termination of this Agreement pursuant to their terms, together with any other provisions necessary for their construction and enforcement: Sections 1, 6, 7, 8, 9, 10.3, 10.4, 11, 12, 13 and 14 along with any payment obligations hereunder and any other provision of this Agreement that by its terms would survive expiration or termination.

14.          Confidentiality.

14.1          Definition. “Confidential Information” means any and all information related to a party’s (“Discloser’s”) business (including trade secrets, technical and scientific information, business forecasts and strategics, marketing plans, customer and supplier lists, product information, research and development information, study results, personnel information, financial data and proprietary information of third parties provided to Discloser in confidence) that is labeled or identified as “confidential” or “proprietary” or that the other party (“Recipient”) otherwise knows, or would reasonably be expected to know under the circumstances, Discloser considers to be confidential or proprietary or Discloser has a duty to treat as confidential.

14.2          Nondisclosure Obligations. Recipient agrees that it will (a) hold Discloser’s Confidential Information in confidence using the same standard of care as it uses to protect its own confidential information of a similar nature, but in no event less than reasonable care; (b) not disclose the Confidential Information of Discloser to any third party without Discloser’s prior written consent, except as expressly permitted under this Agreement; and (c) limit access to Discloser’s Confidential Information to those of its employees or agents having a need to know for purposes of performance hereunder who are bound by confidentiality obligations at least as restrictive as those set forth herein. Notwithstanding the foregoing, Recipient may make disclosures as required by a court of law or any governmental entity or agency, provided that Recipient provides Discloser with reasonable prior notice lo enable Discloser to seek confidential treatment of such information.

14.3          Exclusions. The restrictions on the use and disclosure or Confidential Information shall not apply to any of Discloser’s Confidential Information (or portion thereof) which (a) is or becomes publicly known through no act or omission of Recipient; (b) is lawfully received from a third party without restriction on disclosure; (c) is already known by Recipient at the time it is disclosed by Discloser, as shown by Recipient’s written records; or (d) is independently developed by Recipient without reference to Discloser’s Confidential information as shown by Recipient’s written records.

14.4          Return of Confidential Information. Upon Discloser’s request and upon any termination or expiration of this Agreement, Recipient will promptly (a) return to Discloser or, if so directed by Discloser, destroy all tangible embodiments of Discloser’s Confidential Information (in every form and medium); (b) permanently erase all electronic files containing or summarizing any of Discloser’s Confidential Information (except for any computer records or files that have been created pursuant to Recipient’s automatic archiving and back-up procedures and the removal of which is not technically reasonable); and (c) if so directed by Discloser, certify to Discloser in writing that Recipient has fully complied with the foregoing obligations. Notwithstanding the foregoing, Recipient shall be permitted to retain one (1) copy of Discloser’s Confidential Information for its legal archives (subject to a continuing obligation of confidentiality) or as otherwise required by Applicable Laws.

14.5          Survival. Recipient’s confidentiality obligations as set forth above shall continue in full force and effect for live (5) years from the expiration or termination of this Agreement or such longer period(s) as required by Applicable Laws.

15.          Limitation or Liability. TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, INCLUDING ANY DAMAGES FOR LOSS OF PROFIT OR INCOME, ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THIS LIMITATION SHALL NOT APPLY TO (A) EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9; (B) EACH PARTY’S BREACH or ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 11; OR (C) EACH PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

15.1          Audits. During the Term and for a period of three (3) years thereafter (“Audit Period”), each party (the “Audited Party”) will keep and maintain accurate and detailed books and records adequate for the other party (the “Auditing Party”) to verify the Audited Party’s compliance with this Agreement, including, all amounts due and payable hereunder. The Auditing Party will have the right, no more than once each calendar year during the Audit Period, upon ten (10) business days’ prior written notice to the Audited Party, to inspect and audit the Audited Party’s books and records for the sole purpose of verifying the Audited Party’s compliance with this Agreement. The Audited Party may, at its sole expense, challenge the Auditing Party’s audit results by engaging an independent auditing agency, which will reconcile its results with the results of the first audit conducted by the Auditing Party. In the event that the Auditing Party’s and Audited Party’s audit results differ, and the parties are unable to reach a mutual agreement with respect thereto within thirty (30) days following the completion of the Audited Party’s reconciliation audit, then the parties shall engage an independent auditor mutually selected by the parties to conduct a third audit, the findings or which shall be final and binding on the parties and the costs or which shall be borne by the party that was found to be incorrect. Each audit engaged by the Auditing Party will be conducted at the Auditing Party’s expense; provided, however, if any unchallenged or reconciled audit reveals that the Audited Party has failed to comply with this Agreement in any material respect, the Audited Party will reimburse the Auditing Party for all costs and expenses incurred by the Auditing Party in connection with its audit(s).

16.          Governing Law and Dispute Resolution. Except for collection of prices unpaid, in which case RESHAPE may unilaterally choose to procure jurisdiction with competent “(Canada)” Courts, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be conclusively determined by arbitration administered by the American Arbitration Association in California under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court of the State of California having jurisdiction thereof.

16.1          Liaison Medical agrees to submit itself to the jurisdiction or the courts of the State of California for this purpose.

16.2          Liaison Medical expressly waives any right it may have to initiate a proceeding with respect to any dispute that falls within the scope of the parties’ arbitration agreement in any court, tribunal or other forum in the Territory or in the slate or nation in which the Territory is located (“Waived Proceeding”).

16.3          Liaison Medical agrees that it shall not threaten to initiate or initiate any Waived Proceeding and shall be liable to RESHAPE for damages and/or equitable relict; including, without limitation, an injunction issued in the United States of America prohibiting the maintenance by Liaison Medical of any Waived Proceeding.

17.          General.

17.1          Publicity. Neither party may issue a press release or make any other public announcement concerning this Agreement or with respect to its business relationship with the other party without such other party’s prior written approval. except that each party may make such disclosure(s) as required by Applicable Laws.

17.2          Relationship of Parties. The relationship of the parties established under this Agreement is that or independent contractors and neither party is a partner, employee, agent or joint venture partner of or with the other, and neither party has the right or authority to assume or create any obligation on behalf of the other party.

17.3          Assignment. Neither party shall have the right to assign this Agreement or any of the rights or obligations hereunder without the prior written consent of the other party; provided, however, each party may assign this Agreement to an Affiliate or successor to that area of its business to which this Agreement is related.

17.4          Notices. All notices required in connection with this Agreement will be in writing and deemed effectively given: (a) upon personal delivery to the party to be notified; or (b) one (1) business day after deposit with a nationally recognized overnight courier that provides tracking and verification of delivery. All notices shall be sent to the following addresses or at such other address(es) as a party may designate by advance written notice to the other party.

If to Liaison Medical Liaison Medical Ltd. 100 rue Jean Cote Suite 102 Varennes, Quebec J3X 0E1 Denis Langevin denis@liaisonmedical.ca ofc.(450)985-1696	If to RESHAPE ReShape Lifesciences, Inc. 18 Technology Drive Suite 110 Irvine Ca 92618 Attention: Nick Ansari SR.VP. Global Commercial Operations

17.5          Force Majeure. Neither party shall be liable for any breach of this Agreement or for any delay or failure of performance resulting from any cause beyond such party’s reasonable control, including the weather, civil disturbances, acts of civil or military authorities or acts of God. The party claiming relief under this Section shall promptly notify the other party in writing, but in no event later than ten (10) calendar days of the occurrence, should any such cause arise and shall promptly take steps to remedy any delay or failure in performance upon removal of the circumstances causing such delay or failure.

17.6          Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, such provision will be deemed modified and will be interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions of this Agreement will continue in full force and effect.

17.7          Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

17.8          Construction. The headings used for the sections of this Agreement are for information purposes and convenience only and in no way define, limit, construe or describe the scope or extent or the sections. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that such word or variation thereof follows. Unless otherwise set forth in this Agreement or agreed to by the parties, all amounts and payments under this Agreement shall be in United States Dollars ($). The language used in this Agreement will be deemed to be the language chosen by the parties to express the parties’ collective mutual intent, and no rule of strict construction will be applied against any party.

17.9          Entire Agreement. This Agreement, together with the schedules and exhibits attached hereto and thereto, each or which is incorporated herein, collectively constitutes the entire agreement between the parties and supersedes any prior and contemporaneous understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject mailer hereof.

17.10        Amendment. This Agreement may only be amended by the execution and delivery of a written instrument by or on behalf of each or the parties hereto.

17.11        Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile, email, portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as the physical delivery of the paper document bearing original signatures.

17.12        Further Assurances. Each party hereto shall execute and deliver to the other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request at any time for the purpose of carrying out or evidencing any of the transactions contemplated hereby.

17.13        Remedies. Except as expressly set forth herein, the exercise of any remedies hereunder shall be cumulative and in addition to, and not in limitation or, any other remedies available to such party at law or in equity.

17.14        Legal Counsel. Each party to this Agreement has consulted legal counsel and has reviewed, understands and accepts each and every clause of this Agreement.

Term Sheet Between Manufacturer and Liaison Medical for an Exclusive Distribution Relationship in Canada

1.	This Agreement, and the rights and obligations hereunder may not be assigned, delegated, or otherwise transferred by manufacturer without the prior written consent of the distributor; provided, however, that ReShape may assign this Agreement to Ninjour Health International Limited (or an affiliate thereof) (“Ninjour”) in connection with the previously announced Asset Purchase Agreement, dated July 8, 2024 between ReShape and Ninjour. Except as set forth in the prior sentence, the manufacturer may not assign or transfer this Agreement, or assign its rights and delegate its obligations hereunder, to the surviving party in connection with any merger, acquisition, sale of all or substantially all its assets relating to this Agreement, or similar transaction. Any purported assignment or transfer of this Agreement that is not permitted by this section, or any rights and obligations under this Agreement, is null and void. This Agreement will be binding upon and inure to the benefit of the Parties’ respective successors and permitted assigns.

2.	During this Agreement and for a period of five years after the termination of this Agreement, either Party or any Affiliate either on their own behalf or on behalf of another, shall not hire, seek to hire or directly or indirectly encourage, induce or influence the departure of any person who is then employed, whose services are retained or who was employed or whose services were retained by the other Party at any given time during the six (6) months preceding the termination date of the employee’s employment.

3.	Disputes to be handled by both parties, if a settlement cannot be reached, mediation process will take place. Describes how and where the parties shall formally communicate to each other in the event they need to take such action (e.g., all notices shall be deemed to have been received by the other party within five working days if sent by regular mail to the addresses below).

[Signatures On Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Liaison Medical Ltd.		ReShape LifeSciences, Inc.

By:	/s/ Denis Langevin	By:	/s/ Nick Ansari
Name: Denis Langevin		Name: Nick Ansari
Title: President		Title: SR. VP. Global Commercial Operations
Date: 2/19/2025		Date: 2/6/2025